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                               NATIONS FUNDS TRUST
                       SHAREHOLDER SERVICING PLAN ("PLAN")
                                INVESTOR C SHARES

            Section 1. Each of the proper officers of Nations Funds Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Investor C Shares in any of the Trust's Funds (collectively, "Shares") provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the portfolios listed on Exhibit I (the "Funds") in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of the Trust's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne either by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds in a fair and equitable manner.

            Section 2. The Trust's administrator and/or co-administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

            Section 3. So long as this Plan is in effect, the Trust's distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

            Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

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            Section 5. This Plan may be amended at any time with respect to any
Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

            Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

            Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

            Section 8. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                    EXHIBIT I
                               NATIONS FUNDS TRUST

1.    Nations High Yield Bond Fund
2.    Nations Kansas Municipal Income Fund
3.    Nations Marsico 21st Century Fund
4.    Nations Marsico International Opportunities Fund
5.    Nations Financial Services Fund
6.    Nations Classic Value Fund
7.    Nations Global Value Fund
8.    Nations Asset Allocation Fund
9.    Nations Government Securities Fund
10.   Nations Marsico Focused Equities Fund
11.   Nations Marsico Growth Fund
12.   Nations LifeGoal Growth Portfolio
13.   Nations LifeGoal Balanced Growth Portfolio
14.   Nations LifeGoal Income and Growth Portfolio
15.   Nations MidCap Value Fund
16.   Nations LargeCap Value Fund
17.   Nations New York Tax-Exempt Reserves
18.   Nations Research Fund
19.   Nations SmallCap Value Fund
20.   Nations Tax-Exempt Reserves
21.   Nations Value Fund
22.   Nations Strategic Growth Fund
23.   Nations Capital Growth Fund
24.   Nations MidCap Growth Fund
25.   Nations Short-Intermediate Government Fund
26.   Nations Short-Term Income Fund
27.   Nations Strategic Income Fund
28.   Nations Bond Fund
29.   Nations Municipal Income Fund
30.   Nations Short-Term Municipal Income Fund
31.   Nations Intermediate Municipal Bond Fund
32.   Nations Florida Intermediate Municipal Bond Fund
33.   Nations Florida Municipal Bond Fund
34.   Nations Georgia Intermediate Municipal Bond Fund
35.   Nations Maryland Intermediate Municipal Bond Fund
36.   Nations North Carolina Intermediate Municipal Bond Fund
37.   Nations South Carolina Intermediate Municipal Bond Fund
38.   Nations Tennessee Intermediate Municipal Bond Fund
39.   Nations Texas Intermediate Municipal Bond Fund
40.   Nations Virginia Intermediate Municipal Bond Fund

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41.  Nations Small Company Fund
42.  Nations Cash Reserves
43.  Nations Treasury Reserves
44.  Nations Government Reserves
45.  Nations Municipal Reserves
46.  Nations Money Market Reserves
47.  Nations California Tax-Exempt Reserves
48.  Nations Intermediate Bond Fund
49.  Nations Convertible Securities Fund
50.  Nations California Municipal Bond Fund
51.  Nations International Equity Fund
52.  Nations International Value Fund
53.  Nations Emerging Markets Fund


Approved:  December 9, 1999
Last Amended:  May 17, 2002